    As filed with the Securities and Exchange Commission on December 15, 1997

                                                   Registration No. 333-5570-LA
================================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   ----------

                   POST-EFFECTIVE AMENDMENT NO. 1 ON FORM S-3
                                       TO
                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                   ----------

                         BRISTOL RETAIL SOLUTIONS, INC.
             (Exact name of registrant as specified in its charter)

            DELAWARE                                          58-2235556
 (State or other jurisdiction of                           (I.R.S. Employer
 incorporation or organization)                            Identification No.)

                                   ----------

          5000 BIRCH STREET, SUITE 205, NEWPORT BEACH, CALIFORNIA 92660
                                 (714) 475-0800
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                   ----------

                                RICHARD H. WALKER
                                    PRESIDENT
                         BRISTOL RETAIL SOLUTIONS, INC.
          5000 BIRCH STREET, SUITE 205, NEWPORT BEACH, CALIFORNIA 92660
                                 (714) 475-0800
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                   ----------

                                   Copies to:

                               NICK E. YOCCA, ESQ.
                             MICHAEL E. FLYNN, ESQ.
                              MARK L. SKAIST, ESQ.
                       STRADLING, YOCCA, CARLSON & RAUTH,
                           A PROFESSIONAL CORPORATION
                      660 NEWPORT CENTER DRIVE, SUITE 1600
                         NEWPORT BEACH, CALIFORNIA 92660
                              PHONE: (714) 725-4000
                               FAX: (714) 725-4100

                                 ---------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Post-Effective Amendment as determined by market conditions.

                                 ---------------

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

PROSPECTUS


                         BRISTOL RETAIL SOLUTIONS, INC.

            781,250 shares of Common Stock issuable upon exercise of
                Class A Redeemable Common Stock Purchase Warrants

              125,000 shares of Common Stock issuable upon exercise
                         of Underwriters' Stock Warrants

            62,500 Class A Redeemable Common Stock Purchase Warrants
                issuable upon exercise of Underwriters' Warrants

                          SELLING STOCKHOLDERS OFFERING

                         577,417 shares of Common Stock

                                   ----------

        This Prospectus relates to the issuance by Bristol Retail Solutions, Inc. (the "Company" or "Bristol") of 718,750 shares of its common stock, par value $.001 per share (the "Common Stock"), upon the exercise of 718,750 Class A Redeemable Common Stock Purchase Warrants (the "Class A Warrants") sold by the Company to the public in connection with the Company's November 12, 1996 initial public offering. Each Class A Warrant (which entitles the holder thereof to purchase one share of Common Stock) may be exercised at an exercise price of $6.00 per share of Common Stock at any time (provided the Company has not redeemed the Class A Warrants) after the opening of business New York City time on December 12, 1997 and before 5:00 p.m. New York City time on December 12, 2002.

        This Prospectus also relates to the issuance of 62,500 shares of Common Stock upon the exercise of 62,500 Class A Warrants being registered hereunder at an exercise price of $6.00 per share. The 62,500 Class A Warrants, in turn, are issuable upon the exercise of the 62,500 Underwriters' Warrants sold by the Company to First Cambridge Securities Corporation (the "Underwriter") in connection with the Company's November 12, 1996 initial public offering.

         This Prospectus also relates to the issuance of 125,000 shares of Common Stock upon the exercise of 125,000 Underwriters' Stock Warrants (the "Underwriters' Stock Warrants") sold by the Company to the Underwriter in connection with the Company's November 12, 1996 initial public offering. Each Underwriters' Stock Warrant (which entitles the holder thereof to purchase one share of Common Stock) may be exercised at any time from November 20, 1997 until 5:30 p.m. New York City time on November 20, 2001 at an exercise price of $8.70 per share.

         This Prospectus also relates to the issuance of 62,500 Class A Warrants upon the exercise of 62,500 Underwriters' Warrants (the "Underwriters' Warrants") sold by the Company to the Underwriter in connection with the Company's November 12, 1996 initial public offering. Each Underwriters' Warrant (which entitles the holder thereof to purchase one Class A Warrant) may be exercised at any time from November 20, 1997 until 5:30 p.m. New York City time on November 20, 2001 at an exercise price of $.125 per Class A Warrant.

         This Prospectus also relates to the offer and sale by certain stockholders of the Company (the "Selling Stockholders") of an aggregate of 577,417 shares of Common Stock. The Company will not receive any of the proceeds from the sale of shares of Common Stock being registered by the Selling Stockholders.

        The Common Stock and the Class A Warrants are listed for quotation on the Nasdaq SmallCap Market under the symbols "BRTL" and "BRTLW," respectively. On December 9, 1997, the closing sales price of the Common Stock and the Class A Warrants was $3.125 and $0.6875, respectively.




                  THIS OFFERING INVOLVES A HIGH DEGREE OF RISK.
                 SEE "RISK FACTORS" BEGINNING ON PAGE 5 HEREOF.

                                   ----------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
           AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
          PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
              REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                   ----------

The Selling Stockholders may offer the shares of Common Stock offered hereby from time to time to purchasers directly or through agents, brokers or dealers. The shares of Common Stock offered by the Selling Stockholders may be sold at market prices prevailing at the time of sale or at negotiated prices. The agents, brokers or dealers through whom sales are made may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), and any amounts received by them in exchange for their services in connection with such sales may be deemed to be underwriting commissions. See "Plan of Distribution."



               THE DATE OF THIS PROSPECTUS IS DECEMBER 15, 1997.

                               TABLE OF CONTENTS


AVAILABLE INFORMATION..........................................................2
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE................................3
THE COMPANY....................................................................4
RISK FACTORS...................................................................5
USE OF PROCEEDS...............................................................12
SELLING STOCKHOLDERS..........................................................13
PLAN OF DISTRIBUTION..........................................................14
DESCRIPTION OF SECURITIES.....................................................15
LEGAL MATTERS.................................................................18
EXPERTS.......................................................................18
LIMITATION ON LIABILITY AND DISCLOSURE OF
    COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES.....18

        No person is authorized to give any information or to make any representations, other than those contained or incorporated by reference in this Prospectus, in connection with the offering described herein, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or any underwriters, brokers or agents. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, nor shall there be any sale of these securities by any person in any jurisdiction in which it is unlawful for such person to make such offer, solicitation or sale. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create an implication that the information contained herein is correct as of any time subsequent to the date hereof


                              AVAILABLE INFORMATION

        The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") as a "small business issuer" as defined under Regulation S-B promulgated under the Securities Act. In accordance with the Exchange Act, the Company files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information may be inspected and copied at, and copies of such materials can be obtained at prescribed rates from, the Public Reference Branch of the Commission located at 450 Fifth Street, N.W., Washington, D.C. and at the Commission's Pacific Regional Office located at 5670 Wilshire Boulevard, 11th Floor, Los Angeles, California, the Commission's Northeast Regional Office located at 7 World Trade Center Suite 1300, New York, New York and at the Commission's Midwest Regional Office located at Citicorp Center, 500 W. Madison Street Suite 1400, Chicago, Illinois. In addition, the Company has filed the registration statement and other filings pursuant to the Exchange Act with the Commission through its Electronic Data Gathering, Analysis and Retrieval ("EDGAR") system, and such filings are publicly available through the Commission's site on the World Wide Web on the Internet, located at http://www.sec.gov.

        This Prospectus does not contain all of the information set forth in the Registration Statement of which this Prospectus is a part and which the Company has filed with the Commission. For further information with respect to the Company and the securities offered hereby, reference is made to the Registration Statement, including the exhibits filed as a part thereof, copies of which can be inspected at, or obtained at prescribed rates from, the Public Reference Section of the Commission at the address set forth above. Additional updating information with respect to the Company may be provided in the future by means of appendices or supplements to this Prospectus.

        The Company's securities are quoted on the Nasdaq SmallCap Market (symbols: BRTL, BRTLW). Reports and other information concerning the Company may be inspected at the National Association of Securities Dealers, Inc. at 1735 K Street, N.W., Washington, D.C. 20006.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The documents listed below have been filed by the Company with the Commission under the Exchange Act and are incorporated by reference herein:

        a. The Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1996, filed with the Commission on March 31, 1997.

        b. The Company's Quarterly Reports on Form 10-QSB for the quarter ended March 31, 1997, filed with the Commission on May 14, 1997, for the quarter ended June 30, 1997, filed with the Commission on August 13, 1997, and for the quarter ended September 30, 1997, filed with the Commission on November 14, 1997.

        c. The Company's Current Reports on Form 8-K filed December 20, 1996, January 15, 1997 (and the amendment thereto filed with the Commission), April 17, 1997, May 23, 1997 (and the amendment thereto filed with the Commission), May 29, 1997, June 12, 1997 (and the amendment thereto filed with the Commission), June 20, 1997 (and the amendment thereto filed with the Commission), July 21, 1997 and October 7, 1997.

        d. The definitive Proxy Statement of the Company, filed with the Commission on April 14, 1997 pursuant to Section 14 of the Exchange Act in connection with the 1997 Annual Meeting of Stockholders of the Company.

        e. The description of the Company's Common Stock which is contained in the Company's registration statement on Form 8-A under the Exchange Act, filed with the Commission on October 28, 1996.

        All documents filed by the Company pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Prospectus and to be part hereof from the date of filing such documents.

        Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein, or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

        The Company will provide, without charge, to each person to whom a copy of this Prospectus is delivered, upon written or oral request of such person, a copy of any and all of the information that has been or may be incorporated by reference herein (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into such documents). Such requests should be directed to Bristol Retail Solutions, Inc., Attention: Chief Financial Officer, 5000 Birch Street, Suite 205, Newport Beach, California 92660, telephone number (714) 475-0800.

                                   THE COMPANY

        Established in April 1996, the Company is engaged in key segments of the retail automation industry, including point-of-sale ("POS") systems installation and service, systems integration which provides retailers with turnkey operating solutions and development and sale of proprietary software products.

        The principal objective of the Company is the establishment of a national network of full service dealers of retail automation equipment, including POS systems, electronic cash registers ("ECRs") and related hardware and software, which market their products to retail end users. As of December 12, 1997, the Company had acquired six POS dealers. In addition, the Company intends to function as a systems integrator of computer hardware, software and networking products in specific national retail markets. The Company intends to offer its customers a variety of customized value-added services such as consulting, integration and support services, together with a broad range of turnkey computers and networking products from leading vendors. Currently, the Company is seeking to expand in the systems integration field through acquisition and internal development. It also is seeking to acquire companies that produce retail automation software that can be of value to systems integrators and can be sold through the Company's dealer network.

        The Company is implementing a program of selective POS dealer acquisitions and consolidation. The Company will then seek to enhance the profitability of the acquired dealerships through the benefits derived from the economies of scale flowing from a volume-oriented business, improved value added operations, better trained personnel, quicker on-site service, greater product diversity, focused leasing programs, major/national account programs and enhanced service and support of end user installations. The Company also plans to pursue selective acquisitions of systems integrators as well as producers of proprietary retail software products to expand the Company's penetration of the retail automation market.

        A POS system is used at the "point-of-sale" in a retail establishment. It leads or prompts the retail clerk through a sales transaction with a customer. The POS system collects detailed information, including credit information, about the transaction. Standard components of a POS system include a display terminal to view the transaction, a keyboard for data entry, a cash drawer for collecting funds, a printer to prepare a written record of the transaction, a server for processing data and coordinating communications, and software to guide the clerk through the transaction. Typically, a number of sophisticated "registers" are installed in a retail establishment, thus allowing multiple departments or locations to enter transactions simultaneously. The ECR is a less expensive and less sophisticated alternative to the POS system, comprised of a stand-alone cash register that is electronic rather than mechanical. The Company also offers its customers continued support, customer service and supplies from installation through the life span of its products. The primary target markets for the products supplied by the Company are supermarkets, convenience stores, quick service restaurants and higher-end table service restaurants.

        The Company's management believes the driving forces in United States retailing are the need to attract and retain new customers, increase the average sale per visit and maximize productivity. Retailers need the ability to quickly identify the buying history and needs of a customer. Access to such information allows retailers to match their current products and services to each customer's needs.

        The current cash register system used by many retailers is incapable of handling these needs. The Company believes that the most effective solution to these needs is the modern POS system. The Company expects demand to come from two sources: (i) retailers seeking to upgrade their systems and (ii) retailers seeking to replace their obsolete systems.

        In accordance with its strategic acquisition and consolidation program, the Company acquired 100% of the outstanding capital stock of Cash Registers, Incorporated ("CRI"), on June 28, 1996. CRI, which was founded in 1974, is an independent supplier of retail POS systems in Kentucky and Southern Ohio. On December 31, 1996, the Company completed the acquisition of Automated Retail Systems, Inc. ("ARS"), a POS dealership headquartered in Seattle, Washington, with additional offices in Spokane, Washington and San Mateo, California.

        On April 1, 1997, MicroData, Inc. ("MicroData"), a POS dealer based in Mount Vernon, Illinois, was acquired by CRI, then a wholly-owned subsidiary of the Company. On May 29, 1997, the Company acquired Smyth Systems, Inc. ("Smyth"), a POS dealer and value-added reseller. Smyth, which was founded in 1949, is based in Canton, Ohio and Irvine, California. On June 6, 1997, CRI acquired Electronic Business Machines, Inc. ("EBM"), a POS dealer based in Indianapolis, Indiana. EBM also has an office in Louisville, Kentucky. On August 5, 1997, the Company acquired Pacific Cash Register and Computer, Inc. ("PCR"), a POS dealer based in San Francisco, California.

        The Company was incorporated in Delaware on April 3, 1996 as Bristol Technology Systems, Inc. The Company's name was changed from Bristol Technology Systems, Inc. to Bristol Retail Solutions, Inc. on July 18, 1997. Unless the context requires otherwise, references herein to the "Company" shall include Bristol Retail Solutions, Inc. and Bristol Technology Systems, Inc. The Company's executive and administrative offices are located at 5000 Birch Street, Suite 205, Newport Beach, California 92660. The Company's telephone number is
(714) 475-0800.

                                  RISK FACTORS

        The purchase of the shares of Common Stock and Warrants offered hereby involves a high degree of risk. In addition to the other information set forth elsewhere in this Prospectus, the following factors relating to the Company and this offering should be considered when evaluating an investment in the Common Stock and Warrants offered hereby. This Prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1993 and
Section 21E of the Securities Exchange Act of 1934. The Company's actual results may differ materially from the results projected in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, the following:

        Limited Operating History. The Company was founded in April 1996 and, prior to the acquisition of CRI in June 1996, the Company had no operations upon which an evaluation of the Company and its prospects could be based. There can be no assurance that the Company will be able to implement successfully its strategic plan, to generate sufficient revenue to meet its expenses or to achieve or sustain profitability.

        Risks related to the Company's Acquisition Strategy. The Company's strategy is to increase its revenue and the markets it serves through the acquisition of additional POS dealers and value added resellers ("VARs") serving retail end users. Since the inception of the Company in April 1996, the Company has consummated six acquisitions and intends to continue to make additional acquisitions. There can be no assurance that the Company will be able to identify, acquire or profitably manage additional companies or successfully integrate the operations of additional companies into those of the Company without encountering substantial costs, delays or other problems. In addition, there can be no assurance that companies acquired in the future will achieve sales and profitability that justify the Company's investment in them or that acquired companies will not have unknown liabilities that could materially adversely affect the Company's result of operations or financial condition. The Company may compete for acquisition and expansion opportunities with companies that have greater resources than the Company. There can be no assurance that suitable acquisition candidates will continue to be available, that financing for acquisitions will be obtainable on terms acceptable to the Company, or that acquisitions can be consummated or that acquired businesses can be integrated successfully and profitably into the Company's operations. Further, the Company's results of operations in fiscal quarters immediately following a material acquisition may be materially adversely effected while the Company integrates the acquired business into its existing operations. The Company may acquire certain businesses that have either been unprofitable or that have had inconsistent profitability prior to their acquisition. An inability of the Company to improve the profitability of these acquired businesses could have a material adverse effect on the Company. Finally, the Company's acquisition strategy places significant demands on the Company's resources, and there can be no assurance that the Company's management and operational systems and structure can be expanded to effectively support the Company's continued acquisition strategy. If the Company is unable to implement successfully its acquisition strategy, this inability may have a material adverse effect on the Company's business, results of operations and financial condition.

        Need for Additional Financing to Implement Acquisition Strategy. The Company will need to obtain additional financing to implement its acquisition strategy. The Company currently intends to obtain such financing through a combination of private placements and public issuances of debt or equity securities. There can be no assurance that the Company will be able to obtain financing if and when it is needed on terms the Company deems acceptable. The inability of the Company to obtain financing would have a material adverse effect on the Company's ability to implement its acquisition strategy, and, as a result, could require the Company to diminish or suspend its acquisition strategy.

        Consideration for Acquired Companies Exceeds Asset Value. The Company has consummated six acquisitions to date. Valuations of the companies acquired by the Company have not been undertaken based on independent appraisals, but have been determined though arm's-length negotiations between the Company and representatives of such companies. The consideration for each such company has been based primarily on the judgment of management as to the value of such company as a going concern and not on the book value of the acquired assets. Valuations of these companies determined solely by appraisals of the acquired assets may have been less than the consideration paid for the companies. No assurance can be given that the future performance of such companies will be commensurate with the consideration paid. Moreover, the Company has incurred and expects to incur significant amortization charges resulting from consideration paid in excess of the book value of the assets of the companies it has acquired and of the companies it may acquire in the future.

        Substantial Competition. The POS industry is highly fragmented and competitive. Competitive factors within the industry include product prices, quality of products, service levels, and reputation and geographical location of dealers. The Company primarily competes with independent POS dealers and some of these dealers may have greater financial resources available to them than does the Company. In addition, there are original equipment manufacturers of POS equipment that compete in certain product areas. The Company's ability to make acquisitions will also be subject to competition. The Company believes that, during the next few years, competing POS dealers may seek growth through consolidation with entities other than the Company. No assurance can be given, furthermore, that the major manufacturers will not choose to effect or expand the distribution of their products through their own wholesale organizations or effect distribution directly to many of the retail accounts of the Company in the markets served by the Company. Any of these developments could have a material adverse effect on the Company's business, results of operations and financial condition.

        Reliance on Key Personnel. Implementation of the Company's acquisition strategy is largely dependent on the efforts of a few senior officers. In particular, the Company's operations are dependent on a great degree on the continued efforts of its Chief Executive Officer, Richard H. Walker. Furthermore, the Company will in most probability continue to be dependent on the senior management of companies that are acquired. Competition for highly qualified personnel is intense, and the loss of any executive officer or other key employee, or the failure to attract and retain other skilled employees, could have a material adverse effect upon the Company's business, results of operations or financial condition. The Company is a party to employment agreements with Mr. Walker, as well as with Paul Spindler, an Executive Vice President of the Company. Each of the agreements with Messrs. Walker and Spindler will terminate in the year 2001, unless terminated earlier pursuant to the terms of the agreements, and each contains confidentiality provisions and covenants not to compete. State laws, however, may limit the enforceability of the confidentiality provisions and/or the covenants not to compete. The Company is currently the beneficiary of a key man life insurance policy in the amount of $1,000,000 on the life of Mr. Walker for a term of three years. There can be no assurance that the Company will maintain the policy in effect or that the coverage will be sufficient to compensate the Company for the loss of the services of Mr. Walker.

        Substantial Fluctuations in Future Operating Results. The Company may experience substantial fluctuations in its annual and quarterly operating results in future periods. The Company's operating result are affected by a number of factors, many of which are beyond the Company's control. A substantial portion of the Company's backlog is typically scheduled for delivery within 90 days. Delivery dates for products sold by the Company are subject to change due to customers changing the required installation date of a automation retail solution system. The changing of such delivery dates is beyond the Company's control. Quarterly sales and operating results therefore depend in large part on customer-driven delivery dates, which are subject to change. In addition, a significant portion of the Company's operating expenses are relatively fixed in nature and planned expenditures are based in part on anticipated orders. Any inability to adjust spending quickly enough to compensate for any revenue shortfall may magnify the adverse impact of such revenue shortfall on the Company's results of operations.

        Dependence on Manufacturers. A substantial portion of the Company's total revenue is and will be derived from the sale of POS systems, ECRs and related equipment, none of which are manufactured by the Company. The Company's business is dependent upon close relationships with manufacturers of POS equipment and the Company's ability to purchase equipment in the quantities necessary and upon competitive terms so that it will be able to meet the needs of its end user customers. During the nine months ended September 30, 1997 and the period from inception (April 3, 1996) to December 31, 1996, the Company purchased its hardware principally from three main vendors, Panasonic, ERC Parts, Inc. ("ERC"), a distributor of Panasonic products, and NCR Corporation ("NCR"). Sales of Panasonic, ERC and NCR products accounted for approximately 37% and 51% of net revenue for the nine month period ended September 30, 1997 and the period from inception (April 3, 1996) to December 31, 1996, respectively. There can be no assurance that the relationships with these manufacturers will continue or that the Company's supply requirements can be met in the future. The Company's inability to obtain equipment, parts or supplies on competitive terms from its major manufactures could have a material adverse effect on the Company's business, results of operations and financial condition.

        Fixed Fee Contracts. Many of the Company's service contracts are fixed fee contracts pursuant to which the customer pays a specified fee for the Company's performance of all necessary maintenance and remedial services during the contract's term. Under these agreements, the Company is responsible for all costs incurred in maintaining and repairing the equipment, including the cost of replacement parts, regardless of actual costs incurred. Accordingly, the Company can incur losses from fixed fee contracts if the actual cost of maintaining or repairing the equipment exceeds the costs estimated by the Company.

        Potential Inability to Market Newly Developed Products. The technology of POS systems, ECRs, VARs and related equipment is changing rapidly. There can be no assurance that the Company's existing manufacturers will be able to supply competitive new products or achieve technological advances necessary to remain competitive in the industry. Further, there can be no assurance that the Company will be able to obtain the necessary authorizations from manufacturers to market any newly developed equipment. The Company's Smyth subsidiary operates in the VAR solutions segment, wherein it develops customized turnkey retail automation solutions, involving both computer hardware and software. There can be no assurance that Smyth will be able to continue to develop commercially viable and technologically advanced VAR solutions at competitive prices.

        Possible Environmental Liabilities. Under various federal, state and local environmental laws, ordinances and regulations, a current or previous owner or operator of real property may be held liable for the costs of removal or remediation of certain hazardous or toxic substances which could be located on, in or under such property. These laws and regulations often impose liability whether or not the owner or operator knew of, or was responsible for, the presence of the hazardous or toxic substances. The costs of any required remedy or removal of these substances could be substantial, and the liability as to any property is generally not limited under these laws and regulations and could exceed the value of the property and the aggregate assets of the owner or operator. The presence of these substances or failure to remediate these substances properly may also adversely affect the owner's ability to sell or rent the property or to borrow using the property as collateral. In connection with the ownership or operation of its acquired companies, the Company could be liable for these and other related costs.

        Effect of Quarterly Fluctuations in Operating Results on Price of Common Stock. The Company's business can be subject to seasonal influences. The POS dealers which the Company has acquired to date have typically had lower net revenues in the first quarter of the calendar year, primarily due to the lower level of the new store openings by customers from January through March. As the Company grows through acquisitions, this pattern of seasonality may continue. Quarterly results in the future may be materially affected by the timing and magnitude of costs related to such acquisitions, the timing and extent of staffing additions at the Company's headquarters necessary to integrate acquired companies and support future growth, and general economic conditions. Therefore, results for any quarter are not necessarily indicative of the results that the Company may achieve for any subsequent fiscal quarter or for a full fiscal year. Fluctuations caused by variations in quarterly operating results may adversely affect the market price of the Common Stock.

        Shares Eligible for Future Sale. Sales of Common Stock in the public market, or the perception that sales could occur, could materially adversely affect the market price of the Common

Stock and could impair the Company's future ability to obtain capital through an offering of securities. The Company had 5,548,510 shares of Common Stock outstanding at December 9, 1997 of which approximately 3,304,938 shares are "restricted securities" within the meaning of Rule 144 under the Securities Act and may not be sold in the absence of registration under the Securities Act unless an exemption from registration is available, including the exemption contained in Rule 144. In general, under Rule 144, as currently in effect, a person who has beneficially owned shares for at least one year is entitled to sell, within any three-month period, a number of "restricted" shares that does not exceed the greater of 1% of the then outstanding shares of Common Stock or the average weekly trading volume during the four calendar weeks preceding such sale. Sales under Rule 144 are also subject to certain manner of sale limitations, notice requirements and the availability of current public information about the Company. Rule 144(k) provides that a person who is not deemed an "affiliate" and who has beneficially owned shares for at least two years is entitled to sell such shares at any time under Rule 144 without regard to the limitations described above.

        Of the 3,304,938 restricted shares, 861,010 shares are also subject to contractual restrictions on transferability. These restrictions expire at various times from April 30, 1998 to August 6, 1999.

        In addition to the shares of Common Stock that are currently outstanding, a total of 200,000 shares of Common Stock have been reserved for issuance under the Company's 1997 Employee Stock Purchase Plan (the "Purchase Plan"). As of December 12, 1997, no shares of Common Stock have been issued under the Purchase Plan. The Company anticipates that shares of Common Stock will be issued under the Purchase Plan beginning December 31, 1997.

        Effect of Options, Warrants and Registration Rights. The Company has reserved an aggregate of 2,450,000 shares of Common Stock for issuance upon exercise of options granted under the Company's Stock Option Plan. As of December 12, 1997, options to acquire 1,120,000 shares of Common Stock had been granted pursuant to the Stock Option Plan. The exercise price of the options presently outstanding ranges from $2.875 per share to $6.00 per share. The Company has outstanding 718,750 Class A Warrants to purchase an aggregate of 718,750 shares of Common Stock at a price of $6.00 per share. In addition, the Company has sold to First Cambridge Securities Corporation, the lead underwriter of it initial public offering on November 12, 1996, or its designees (the "Underwriter"), Underwriters' Stock Warrants to purchase up to 125,000 shares of Common Stock and Underwriters' Warrants, entitling the Underwriter to purchase 62,500 Class A Warrants, which in turn are exercisable into 62,500 shares of Common Stock. The Underwriters' Stock Warrants are exercisable at a price equal to $8.70 per share of Common Stock, while the Underwriters' Warrants are exercisable at a price equal to $.125 per Class A Warrant. For the respective terms of the Underwriters' Stock Warrants, the Underwriters' Warrants, the Class A Warrants issuable upon exercise of the Underwriters' Warrants and any options granted or that may be granted by the Company under the Company's Stock Option Plan, the holders thereof are given an opportunity to profit in the event of a rise, in the market price of the Common Stock or the Warrants, with a resulting dilution in the interest of the other stockholders or holders of warrants, without assuming the risk of ownership. Further, the terms on which the Company may obtain additional equity financing during those periods may be materially adversely affected by the existence of the warrants, options and plans. The holders of options or warrants to purchase Common Stock may exercise such options or warrants at a time when the Company might be able to obtain additional capital through new offerings of securities on terms more favorable than those provided by such options or warrants. In addition, the holders of the Underwriters' Stock Warrants and Underwriters' Warrants have demand and "piggyback" registration rights with respect to their securities. Exercise of the demand registration rights may involve substantial expense to the Company. Additionally, if the Underwriters should exercise their registration rights to effect a distribution of the Underwriters' Stock Warrants and the Underwriters' Warrants or underlying securities, the Underwriter, prior to and during such distribution, may be unable to make a market in the Company's Securities. If the Underwriter must cease making a market in the Company's Securities, the market and market price for the securities may be adversely affected. See "Description of Securities."

        Control by Management. The officers and directors of the Company and members of their families beneficially owned approximately 44% of the outstanding shares of Common Stock at December 9, 1997. Accordingly, these persons, if acting together, will likely be able to control substantially all matters requiring approval by the stockholders of the Company, including the election of directors and the approval of mergers or other business combination transactions. This concentration of ownership could discourage or prevent a change in control of the Company.

        Anti-Takeover Effects of Certain Charter and Bylaw Provisions. Certain provisions of the Company's Certificate of Incorporation and Bylaws may have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of the Company. These provisions may make it more difficult for stockholders to take certain corporate actions and could have the effect of delaying or preventing a change in control of the Company. For example, the Company has not elected to be excluded from the provisions of Section 203 of the Delaware General Corporation Law, which impose certain limitations on business combinations with interested stockholders upon acquiring 15% or more of the Common Stock. This statute may have the effect of inhibiting a non-negotiated merger or other business combination involving the Company, even if such event would be beneficial to the then-existing stockholders. In addition, the Company's Certificate of Incorporation authorizes the issuance of up to 4,000,000 shares of preferred stock with such rights and preferences as may be determined from time to time by the Board of Directors. Accordingly, the Board of Directors may, without stockholder approval, issue preferred stock with dividends, liquidation, conversion, voting or other rights that could adversely affect the voting power or other rights of the holders of the Company's Common Stock. See "Description of Securities -- Preferred Stock." The issuance of preferred stock could have the effect of entrenching the Company's Board of Directors and making it more difficult for a third party to acquire a majority of the outstanding voting stock of the Company. The Company currently has no plans, arrangements or understandings to issue shares of preferred stock. See "Description of Securities."

        Possible Volatility of Stock Price. The stock market has from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. These broad market fluctuations may materially adversely affect the market price of the Company's Common Stock. In addition, the market price of the Company's Common Stock has been and may continue to be highly volatile. Factors such as possible fluctuations in the Company's business, results of operations or financial condition, failure of the Company to meet expectations of security analysts and investors, announcements of new acquisitions, the timing and size of acquisitions, the loss of suppliers or customers, the announcement of new or terminated supply agreements by the Company or its competitors, changes in regulations governing the Company's operations or its suppliers, the loss of the services of a member of senior management, litigation and changes in general market conditions all could have a material adverse affect on the market price of the Company's Common Stock.

        Maintenance Criteria for Nasdaq, Risks of Low-Priced Securities. The Company's Common Stock and Class A Warrants are presently traded on the Nasdaq SmallCap Market. To maintain inclusion on the Nasdaq SmallCap Market, the Company's Common Stock must continue to be registered under Section 12(g) of the Exchange Act, and the Company must continue to have either net tangible assets of at least $2,000,000, market capitalization of at least $35,000,000, or net income (in either its latest fiscal year or in two of its last three fiscal years) of at least $500,000. In addition, the Company must meet other requirements, including, but not limited to, having a public float of at least 500,000 shares and $1,000,000, a minimum bid price of $1.00 per share of Common Stock, at least two market makers and at least 300 stockholders, each holding at least 100 shares of Common Stock. While the Company currently meets these maintenance requirements, there is no assurance that the Company will be able to maintain these requirements in the future. If the Company fails to meet the Nasdaq SmallCap Market continued listing requirements, the market value of the Common Stock and Class A Warrants likely would decline and holders of the Company's Common Stock and Class A Warrants likely would find it more difficult to dispose of, and to obtain accurate quotations as to the market value of, the Common Stock and Class A Warrants.

        If the Company's Common Stock ceases to be included on the Nasdaq SmallCap Market, the Company's Common Stock could become subject to rules adopted by the Commission regulating broker-dealer practices in connection with transactions in "penny stocks." Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on Nasdaq, provided that current price and volume information with respect to transactions in such securities is provided). The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document in a form prepared by the Commission which provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its sales person in the transaction and monthly account statements showing the market value of each penny stock held in the customer's account. The bid and officer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer's confirmation. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from these rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for a stock that becomes subject to these penny stock rules. If the Company's Common Stock becomes subject to the penny stock rules, investors may be unable to readily sell their shares of Common Stock.

        Indemnification and Limitation of Liability. The Company's Certificate of Incorporation (the "Certificate") and Bylaws include provisions that eliminate the directors' personal liability for monetary damages to the fullest extent possible under Delaware Law or other applicable law (the "Director Liability Provision"). The Director Liability Provision eliminates the liability of directors to the Company and its stockholders for monetary damages arising out of any violation by a director of his fiduciary duty of due care. Under Delaware Law, however, the Director Liability Provision does not eliminate the personal liability of a director for (i) breach of the director's duty of loyalty, (ii) acts or omissions not in good faith or involving intentional misconduct or knowing violation of law, (iii) payment of dividends or repurchases or redemptions of stock other than from lawfully available funds, or
(iv) any transaction from which the director derived an improper benefit. The Director Liability Provision also does not affect a director's liability under the federal securities laws or the recovery of damages by third parties. See "Limitation on Liability and Disclosure of Commission Position on Indemnification for Securities Act Liabilities."

        Absence of Dividends. The Company has not paid dividends on its Common Stock and does not anticipate paying cash dividends in the foreseeable future. Although the Company's current lines of credit do not expressly prohibit the Company from paying dividends, the lines of credit of certain of the Company's subsidiaries contain covenants which prohibit the reduction or depletion of capital without the prior written consent of the party providing the line of credit. The Company anticipates that future financing, including any lines of credit, may restrict or prohibit the Company's ability to pay dividends.

        Year 2000 Compliance. Many currently installed computer systems and software products are coded to accept only two digit entries in the date code field. These date code fields will need to accept four digit entries to distinguish 21st century dates from 20th century dates. As a result, in less than three years, computer systems and software used by many companies may need to be upgraded to comply with such "Year 2000" requirements. Although the Company is working to ensure that its products and internal systems are Year 2000 compliant, there can be no assurance that such compliance will be achieved. In addition, the Company believes that the purchasing patterns of customers and potential customers may be affected by Year 2000 issues as companies expend significant resources to correct or patch their current software systems for Year 2000 compliance. These expenditures may result in reduced funds available to purchase software products such as those offered by the Company, which could result in a material adverse effect on the Company's business, operating results and financial condition.

                                 USE OF PROCEEDS

        If all of the 718,750 Class A Warrants currently outstanding are exercised, the Company will realize total proceeds of $4,312,500. The proceeds, if any, will be used for general corporate purposes. It is anticipated that the Class A Warrants will be exercised, if at all, from time to time based upon decisions of holders of such warrants, and the Company will receive the proceeds gradually through December 12, 2002, unless the warrants are redeemed by the Company at an earlier time.

        The agreements governing the provisions of the Underwriter's Stock Warrants and the Underwriters' Warrants provide that the holders thereof may exercise such warrants either by a cash payment to the Company or by a "cashless exercise." In the event such warrants are exercised, the Company is unable at this time to determine whether the holders of the Underwriter's Stock Warrants, the Underwriters' Warrants and the Class A Warrants issuable upon exercise of the Underwriters' Warrants will exercise such warrants by cash payment to the Company or by "cashless exercise." See "Description of Securities."

        If all of the Underwriters' Stock Warrants and Underwriters' Warrants are exercised by the holders thereof by a cash payment to the Company, the Company will realize total proceeds of $1,095,312.50 therefrom. The proceeds, if any, will be used for general corporate purposes. It is anticipated that the Underwriters' Stock Warrants and the Underwriters' Warrants will be exercised, if at all, from time to time based upon decisions of holders of such warrants, and the Company will receive the proceeds gradually through November 12, 2001.

        If all of the 62,500 Class A Warrants issuable upon exercise of the Underwriters' Warrants are exercised, the Company will realize total proceeds of $375,000. The proceeds, if any, will be used for general corporate purposes. It is anticipated that the Class A Warrants issuable upon exercise of the Underwriters' Warrants will be exercised, if at all, from time to time based upon decisions of holders of such warrants, and the Company will receive the proceeds gradually through December 12, 2002, unless the warrants are redeemed by the Company at an earlier time.

        If any of the Underwriters' Stock Warrants and Underwriters' Warrants are exercised pursuant to the "cashless exercise" provisions governing such warrants, the Company will receive no cash proceeds, but will instead issue to such holders that number of securities issuable upon exercise of such warrants having an aggregate value, based on the market price of the underlying securities, equal to the difference between (i) the product of (a) the number of warrants being exercised and (b) the market price of the underlying securities (per share of Common Stock or per Class A Warrant, as the case may be) and (ii) the product of (x) the number of warrants being exercised and (y) the exercise price per warrant of the warrant.

                              SELLING STOCKHOLDERS

        The Registration Statement of which this Prospectus is a part also covers the offerings of 577,417 shares of Common Stock owned by the Selling Stockholders. The Selling Stockholders were originally issued Common Stock by the Company in transactions exempt from the registration requirements of the Securities Act. The sale of the Common Stock by the Selling Stockholders is subject to prospectus delivery and other requirements of the Securities Act. The Company will not receive any proceeds from the sale of Common Stock by the Selling Stockholders.

        The following table sets forth the names of each Selling Stockholder, the number of shares of Common Stock currently held by each Selling Stockholder, and the number of shares (and percentage of all outstanding shares of Common Stock represented by such number, if such percentage is one percent or more) held by each Selling Stockholder after the completion of this offering, assuming all of the shares registered hereunder are sold.

                                                                              SHARES OF COMMON
                                      NUMBER OF                               STOCK OWNED AFTER
                                      SHARES OF          NUMBER OF SHARES         SELLING
                                    COMMON STOCK          OF COMMON STOCK      STOCKHOLDERS'
        STOCKHOLDER                    OWNED             REGISTERED HEREIN      OFFERING (1)
        -----------                 -----------          -----------------    -----------------
                                                                             Number     Percent
                                                                             ------     -------
Gregg Marcus                           143,032                 10,595        132,437       2.0%
Thomas Lutri (2)                       105,950                105,950              0         *
Sanford J. Herman                        5,297                  5,297              0         *
Lawrence Browner                         5,297                  5,297              0         *
First Tyme Investments Inc.            127,138                127,138              0         *
Richard Puzo                             5,297                  5,297              0         *
Myron Weiner                            15,892                 15,892              0         *
Nicholas Stinycky                       52,974                 52,974              0         *
Robert Marton                            5,297                  5,297              0         *
Peter Montalbano                        10,595                 10,595              0         *
Robert Nardone                           5,297                  5,297              0         *
Richard Schurig                          5,297                  5,297              0         *
Andrew Perrota                           5,297                  5,297              0         *
Robert B. Brand                          5,297                  5,297              0         *
Edward Meyer                            15,892                 15,892              0         *
Andrew Levy                              5,297                  5,297              0         *
Henilia Financial Ltd.                  84,759                 84,759              0         *
Lupin Investment Service               105,949                105,949              0         *
                                       -------                -------        -------      ----
                                       709,854                577,417        132,437       2.0%
                                       =======                =======        =======      ====

---------------
*Less than one percent

(1) Assumes all of the shares of Common Stock held by the Selling Stockholders and registered hereunder are sold.

(2) Mr. Lutri is a Director of the Company.

                              PLAN OF DISTRIBUTION

        The 718,750 shares of Common Stock offered hereby upon the exercise of the outstanding Class A Warrants, and the 62,500 shares of Common Stock offered hereby upon the exercise of the 62,500 Class A Warrants registered hereunder, will be issuable in accordance with the terms of the Warrant Agreement (the "Warrant Agreement") dated November 12, 1996, by and between the Company and American Stock Transfer & Trust Company (the "Transfer Agent"). Among other things, the Warrant Agreement provides that upon the surrender of the Warrant Certificate and submission of the duly executed Form of Election to Purchase, together with payment in full of the exercise price of $6.00 per warrant to the Warrant Agent (or its successor) at its corporate office set forth in the Warrant Agreement, the Company will issue to the registered holder of such warrant or warrants one share of Common Stock for each warrant being exercised, registered in such name or names as may be directed by such holder. See "Description of Securities -- Class A Warrants."

        The 125,000 shares of Common Stock offered hereby upon the exercise of the outstanding Underwriters' Stock Warrants will be issuable in accordance with the terms of the Underwriter's Warrant Agreement for Shares, dated November 20, 1996, by and between the Company and the Underwriter. Among other things, the Underwriter's Warrant Agreement for Shares provides that upon surrender at the Company's principal offices of an Underwriter's Warrant Certificate with the annexed Form of Election to Purchase duly executed, together with payment of the exercise price of $8.70 per warrant, the registered holder of an Underwriter's Warrant Certificate shall be entitled to receive a certificate or certificates for the shares of Common Stock so purchased.

        The 62,500 Class A Warrants registered hereunder will be issuable in accordance with the terms of the Underwriter's Warrant Agreement for Warrants, dated November 20, 1996, by and between the Company and the Underwriter. Such Class A Warrants will be issued if and when the holders of the 62,500 outstanding Underwriters' Warrants exercise the Underwriters' Warrants, in accordance with the terms of the Underwriter's Warrant Agreement for Warrants. Among other things, the Underwriter's Warrant Agreement for Warrants provides that upon surrender at the Company's principal offices of an Underwriter's Warrant Certificate with the annexed Form of Election to Purchase duly executed, together with payment of the exercise price of $.125 per warrant exercised, the registered holder of an Underwriter's Warrant Certificate shall be entitled a certificate or certificates for the Class A Warrants so purchased. The Underwriter's Warrant Agreement for Warrants further provides that the Class A Warrants, which are exercisable into Common Stock, shall be issuable in accordance with the terms of the Warrant Agreement.

                            DESCRIPTION OF SECURITIES

        As of the date of this Prospectus, the authorized capital stock of the Company consists of 20,000,000 shares of Common Stock, par value $.001 per share, and 4,000,000 shares of preferred stock, par value $.001 per share. As of December 9, 1997, 5,548,510 shares of Common Stock and no shares of preferred stock were outstanding.

PREFERRED STOCK

        The Board of Directors has the authority, without further action by the stockholders of the Company, to issue up to 4,000,000 shares of preferred stock in one or more series and to fix the rights, preferences and privileges thereof, including the dividend rights, conversion rights, voting rights, terms of redemption (including sinking fund provisions), redemption prices, liquidation preferences and the number of shares constituting any series or the designation of the series. Although it presently has no commitment to do so, the Board of Directors, without stockholder approval, could issue preferred stock with voting and conversion rights that could adversely affect the voting powers of the holders of the Common Stock and the market price of the Common Stock. Issuance of preferred stock may also have the effect of delaying, deferring or preventing a change of control of the Company without further action by the stockholders and may discourage bids for the Common Stock at a premium over the market price.

COMMON STOCK

        Each share of Common Stock entitles the holder to one vote on all matters submitted to a vote of the stockholders. The holders of Common Stock are entitled to receive dividends, when, as and if declared by the Board of Directors, in its discretion, from funds legally available therefor. The Company does not currently intend to declare or pay cash dividends on the Common Stock in the foreseeable future, but rather intends to retain any future earnings to finance the expansion of its businesses. Upon liquidation or dissolution of the Company, the holders of Common Stock are entitled to share ratably in the assets of the Company, if any, legally available for distribution to stockholders after the payment of all debts and liabilities of the Company and the liquidation preference of any outstanding preferred stock.

        The Common Stock has no preemptive rights and no subscription, redemption or conversion privileges. The Common Stock does not have cumulative voting rights, which means that the holders of a majority of the outstanding shares of Common Stock voting for the election of directors can elect all members of the Board of Directors. A majority vote is also sufficient for other actions that require the vote or concurrence of stockholders. All of the outstanding shares of Common Stock are validly issued, fully paid and nonassessable.

CLASS A WARRANTS

        The Company has outstanding 718,750 Class A Warrants to purchase an aggregate of 718,750 shares of Common Stock at an exercise price of $6.00 per share. The Class A Warrants are not exercisable until December 12, 1997 and are exercisable until five years after that date.

        The Class A Warrants are governed by a warrant agreement ("Warrant Agreement") between the Company and American Stock Transfer & Trust Company as warrant agent (the "Warrant

Agent"). The information included herein concerning the Class A Warrants is subject to the detailed provisions of the Warrant Agreement.

        Provision is made in the Warrant Agreement for adjustment of the price and number of shares of Common Stock issuable thereunder pursuant to certain anti-dilution provisions upon the occurrence of certain events, such as stock dividends, stock splits, stock reclassifications in connection with a merger or consolidation, sale of the Company's securities below the then Class A Warrant exercise price, issuance of rights or warrants to the holders of the Company's Common Stock entitling such holders to subscribe for or purchase shares of Common Stock at a price below the then Class A Warrant exercise price, distribution to the holders of Common Stock of evidences of indebtedness or assets (other than cash dividends out of earned surplus) or subscription rights or warrants, and for other unusual events. No adjustment to the exercise price will be made, however, upon issuance or sale by the Company or any shares of Common Stock upon or in connection with (i) the conversion or exchange of convertible securities, (ii) the exercise of options granted under the Stock Option Plan, (iii) the exercise of the Class A Warrants, (iv) the acquisition by the Company of the stock or assets of third party business entities in bona fide transactions, (v) a bona fide public offering pursuant to a firm commitment underwriting or (vi) a private placement. No adjustment in the Class A Warrant exercise price will be made unless such adjustment would require an increase or decrease of at least one (1%) percent in such price; however, any such adjustment not so made will be taken into account and carried forward in determining the amount of any subsequent adjustments.

        The Class A Warrants are redeemable by the Company commencing February 12, 1998, on not less than 30 days' written notice, at a price of $.01 per Class A Warrant, provided the closing bid price of the Company's Common Stock has been at least $10.00 for twenty consecutive trading days ending on the third day prior to the date of the Company's notice of redemption.

        The holders of the Class A Warrants may exercise the Class A Warrants at any time (provided the Company has not redeemed such Class A Warrants) from the opening of business New York City time on December 12, 1997 until 5:00 p.m. New York City time on December 12, 2002, provided that (i) a current registration statement relating to the shares of Common Stock underlying the Class A Warrants is on file with the Commission and then in effect and (ii) such securities are qualified for sale or exempt from qualification under the securities laws of the state in which the particular holder of the Class A Warrants resides. The Warrant Agreement requires the Company to endeavor to maintain a registration statement current and effective for these purposes. However, there can be no assurance that the Company will be able to do so. In addition, the Company is under no obligation to qualify the Common Stock underlying the Class A Warrants for sale under the applicable securities laws of each state where warrant holders reside.

        The Company is not required to issue fractions of shares upon exercise of the Class A Warrants; if any fraction of a share is issuable upon exercise of a Class A Warrant, the Company may purchase the fraction based upon the then current market value of the Common Stock.

        The Class A Warrants may be exercised upon surrender of the certificate therefor on or prior to the expiration date or redemption date at the offices of the Company with the Purchase Form attached thereto filled out and executed as indicated, accompanied by payment (in the form of cash, certified check, bank draft payable to the order of the Company or wire transfer of immediately available funds to the Company) of the full exercise price of the Class A Warrants being exercised.

UNDERWRITERS' STOCK WARRANTS AND UNDERWRITERS' WARRANTS

        In connection with the Company's public offering on November 12, 1996, the Company sold to the Underwriter, at a price of $.001 per warrant, 125,000 Underwriters' Stock Warrants entitling the holders thereof to purchase up to 125,000 shares of Common Stock at an initial per share exercise price equal to $8.70, and 62,500 Underwriters' Warrants entitled the holders to purchase up to 62,500 Class A Warrants at an initial per warrant exercise price equal to $.125, each for a period of four years commencing November 20, 1997. The Class A Warrants underlying the Underwriters' Warrants entitle the holders to purchase up to 62,500 shares of Common Stock at an initial per share exercise price equal to $6.00. The Underwriters' Stock Warrants and Underwriters' Warrants cannot be transferred, assigned, or hypothecated until November 12, 1997, except that they may be assigned in whole or in part, to any successor, officer of the Underwriters or selling group member (or any officer or partner or any successor or partner). The Underwriters' Stock Warrants and Underwriters' Warrants contain anti-dilution provisions provided for appropriate adjustment upon the occurrence of certain events.

        The holders of the Underwriters' Stock Warrants, Underwriters' Warrants and the shares and Class A Warrants underlying the Underwriters' Stock Warrants and the Underwriters' Warrants, respectively, have demand and "piggyback" registration rights with respect to these securities. At any time commencing after November 12, 1997 through and including November 12, 2001, the holders of the Underwriters' Stock Warrants, the Underwriters' Warrants and shares and Class A Warrants underlying the Underwriters' Stock Warrants and the Underwriters' Warrants, respectively, representing a majority of the shares of Common Stock or Class A Warrants, as the case may be, issuable upon the exercise of the Underwriters' Stock Warrants and the Underwriters' Warrants (assuming the exercise of all of the Underwriters' Stock Warrants and Underwriters' Warrants) have the right, on one occasion, to require the Company to prepare and file with the Commission a registration statement and such other documents, including a prospectus, as may be necessary so as to permit a public offering and sale of their respective Underwriters' Stock Warrants and Underwriters' Warrants and shares and Class A Warrants underlying the Underwriters' Stock Warrants and Underwriters' Warrants, respectively. In addition, if, at any time commencing after November 12, 1997 through and including November 12, 2001, the Company proposes to register any of its securities under the Act (other than in connection with a merger or pursuant to Form S-8 or a similar form), the Company must give written notice to the Underwriter and to all other holders of the Underwriters' Stock Warrants and Underwriters' Warrants and the shares and Class A Warrants underlying the Underwriters' Stock Warrants and Underwriters' Warrants, respectively, of its intention to do so. If the Underwriter or any of the other holders of the Underwriters' Stock Warrants, the Underwriters' Warrants or the shares or the Class A Warrants underlying the Underwriters' Stock Warrants and the Underwriters' Warrants, respectively, notify the Company within twenty (20) days after receipt of any such notice of its or their desire to include any such securities in such proposed registration statement, the Company shall afford the Underwriter and such holders of the Underwriters' Stock Warrants, the Underwriters' Warrants or the shares and Class A Warrants underlying the Underwriters' Stock Warrants and the Underwriters' Warrants, respectively, the opportunity to have any of such securities registered under such registration statement.

        The shares and Class A Warrants underlying the Underwriters' Stock Warrants and the Underwriters' Warrants, respectively, otherwise are identical in all respects to the shares and Class A Warrants issued to the public in the Company's initial public offering on November 12, 1996.

THE COMPANY'S WARRANTS GENERALLY

        Holders of any of the Company's warrants will automatically forfeit their rights to purchase the shares of the Company's Common Stock issuable upon exercise of the warrants unless the warrants are exercised before they are redeemed or expire. The Company shall not be able to call the warrants nor shall they be exercisable unless a registration statement covering the securities issuable upon exercise of the warrants is, and remains, current throughout the period fixed for redemption or at the exercise date. There can be no assurance that the Company will be able to maintain a registration statement current and effective at all relevant times. Additionally, the Company's warrants may only be exercised if the Common Stock issuable upon exercise is registered or qualified for sale under the applicable state securities laws of the states where the warrant holders reside. There can be no assurance that the Company will be able to comply with applicable state laws where all warrant holders reside.

                                  LEGAL MATTERS


        The validity of the issuance of the shares of Common Stock offered hereby will be passed upon for the Company by Stradling, Yocca, Carlson & Rauth, a Professional Corporation, Newport Beach, California.

                                     EXPERTS

        The consolidated financial statements of Bristol Technology Systems, Inc. as of December 31, 1996, and for the period from inception (April 3, 1996) to December 31, 1996 appearing in Bristol Retail Solutions, Inc.'s Annual Report (Form 10-KSB) for the year ended December 31, 1996, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

        The financial statements of Automated Register Systems, Inc. as of December 31, 1996 and 1995, and for the years then ended appearing in Bristol Technology Systems, Inc.'s Form 8-KA dated March 14, 1997 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

        The financial statements of Electronic Business Machines, Inc. as of December 31, 1996 and May 31, 1997, and for each of the two years ended December 31, 1996 and the five-month period ended March 31, 1997 appearing in Bristol Retail Solutions, Inc.'s Form 8-KA dated August 11, 1997 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

        The financial statements of Smyth Systems, Inc. for the years ended December 31, 1996 and 1995 incorporated in this prospectus by reference from the Bristol Retail Solutions, Inc. filing on Form 8-K/A on July 29, 1997 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.


                    LIMITATION ON LIABILITY AND DISCLOSURE OF
                     COMMISSION POSITION ON INDEMNIFICATION
                         FOR SECURITIES ACT LIABILITIES

        The bylaws of the Company provide for indemnification of the Company's directors and officers to the fullest extent permitted by law. Insofar as indemnification for liabilities under the Securities Act may be permitted to directors, officers or controlling persons of the Company pursuant to the Company's Certificate of Incorporation, as amended, bylaws and the Delaware General Corporation Law (the "DGCL"), the Company has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in such Act and is therefore unenforceable.

--------------------------------------------------------------------------------


                         BRISTOL RETAIL SOLUTIONS, INC.



            781,250 SHARES OF COMMON STOCK ISSUABLE UPON EXERCISE OF
               CLASS A REDEEMABLE COMMON STOCK PURCHASE WARRANTS

            125,000 SHARES OF COMMON STOCK ISSUABLE UPON EXERCISE OF
                          UNDERWRITERS' STOCK WARRANTS

            62,500 CLASS A REDEEMABLE COMMON STOCK PURCHASE WARRANTS
                ISSUABLE UPON EXERCISE OF UNDERWRITERS' WARRANTS

                                ---------------


                         SELLING STOCKHOLDERS OFFERING

                         577,417 SHARES OF COMMON STOCK

                                ---------------




                                ---------------

                                   PROSPECTUS

                                ---------------



                               DECEMBER 15, 1997


--------------------------------------------------------------------------------

                                     PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution

        The following sets forth the costs and expenses, all of which shall be borne by the Company, in connection with the offering of the securities pursuant to this Post-Effective Amendment to Registration Statement:


        Registration Fee............................... $ 6,638*
        Accounting Fees and Expenses................... $13,000**
        Legal Fees and Expenses........................ $ 6,000**
                                                        --------
                Total.................................. $25,638**
                                                        =======

---------------
 *  Previously paid
**  Estimated

Item 15.  Indemnification of Directors and Officers.

        The Company's Certificate of Incorporation (the "Certificate") and Bylaws include provisions that eliminate the directors' personal liability for monetary damages to the fullest extend possible under Delaware Law or other applicable law (the "Director Liability Provision"). The Director Liability Provision eliminates the liability of Directors to the Company and its stockholders for monetary damages arising out of any violation by a director of his fiduciary duty of due care. Under Delaware Law, however, the Director Liability Provision does not eliminate the personal liability of a director for
(i) breach of the director's duty of loyalty, (ii) acts or omissions not in good faith or involving intentional misconduct or knowing violation of law, (iii) payment of dividends or repurchases or redemption of stock other than from lawfully available funds, or (iv) any transactions from which the director derived an improper benefit. The Director Liability Provision also does not affect a director's liability under the federal securities laws or the recovery of damages by third parties. Furthermore, pursuant to Delaware Law, the limitation liability afforded by the Director Liability Provision does not eliminate a director's personal liability for breach of the director's duty of due care. Although the directors would not be liable for monetary damages to the corporation or its stockholders for negligent acts or commissions in exercising their duty of due care, the directors remain subject to equitable remedies, such as actions for injunction or rescission, although these remedies, whether as a result of timeliness or otherwise, may not be effective in all situations. With regard to directors who also are officers of the Company, these persons would be insulated from liability only with respect to their conduct as directors and would not be insulated from liability for acts or omissions in their capacity as officers. These provisions may cover actions undertaken by the Board of Directors, which may serve as the basis for a claim against the Company under the federal and state securities laws. The Company has been advised that it is the position of the Commission that insofar as the foregoing provisions may be involved to disclaim liability for damages arising under the Securities Act, such provisions are against public policy as expressed in the Act and are therefore unenforceable.

        Delaware Law provides a detailed statutory framework covering indemnification of directors, officers, employees or agents of the Company against liabilities and expenses arising out of legal proceedings brought against them by reason of their status or service as directors, officers, employees or agents. Section 145 of the Delaware General Corporation Law ("Section 145") provides that a director, officer, employee or agent of a corporation (i) shall be indemnified by the corporation for expenses actually and reasonably incurred in defense of any action or proceeding if such person is sued by reason of his service to the corporation, to the extent that such person has been successful in defense of such action or proceeding, or in defense of any claim, issue or matter raised in such litigation, (ii) may, in actions other than actions by or in the right of the corporation (such as derivative actions), be indemnified for expenses actually and reasonably incurred, judgments, fines and amounts paid in settlement of such litigation, even if he is not successful on the merits, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation (and in a criminal proceeding, if he did not have reasonable cause to believe his conduct was unlawful), and (iii) may be indemnified by the corporation for expenses actually and reasonably incurred (but not judgments or settlements) of any action by the Corporation or of a derivative action (such as a suit by a stockholder alleging a breach by the director or officer of a duty owed to the corporation), even if he is not successful, provided that he acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, provided that no indemnification is permitted without court approval if the director has been adjudged liable to the corporation.

        Delaware Law also permits a corporation to elect to indemnify its officers, directors, employees and agents under a broader range of circumstances than that provided under Section 145. The Certificate contains a provision that takes full advantage of the permissive Delaware indemnification laws (the "Indemnification Provision") and provides that the Company is required to indemnify its officers, directors, employees and agents to the fullest extent permitted by law, including those circumstances in which indemnification would otherwise be discretionary, provided, however, that prior to making such discretionary indemnification, the Company must determine that the person acted in good faith and in a manner he or she believed to be in the best interests of the Company and, in the case of any criminal action or proceeding, the person had no reason to believe his or her conduct was unlawful.

        In furtherance of the objectives of the Indemnification Provision, the Company has also entered into agreements to indemnify its directors and executive officers, in addition to the indemnification provided for in the Company's Certificate and Bylaws (the "Indemnification Agreements"). The Company believes that the Indemnification Agreements are necessary to attract and retain qualified directors and executive officers. Pursuant to the Indemnification Agreements, an indemnitee will be entitled to indemnification to the extent permitted by Section 145 or other applicable law. In addition, to the maximum extent permitted by applicable law, an indemnitee will be entitled to indemnification for any amount or expense which the indemnitee actually and reasonably incurs as a result of or in connection with prosecuting, defending, preparing to prosecute or defend, investigating, preparing to be a witness, or otherwise participating in any threatened, pending or completed claim, suit, arbitration, inquiry or other proceeding (a "Proceeding") in which the indemnitee is threatened to be made or is made a party or participant as a result of his or her position with the Company, provided that the indemnitee acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company and had no reasonable cause to believe his or her conduct was unlawful. If the Proceeding is brought by or in the right of the Company and applicable law so provides, the Indemnification Agreement provides that no indemnification against expenses shall be made in respect of any claim, issue or matter in the Proceeding as to which the indemnitee shall have been adjudged liable to the Company.

        On or about August 7, 1997 a class action complaint was filed against the Company and certain of its officers and directors. Underwriters for the Company's initial public offering are also named as defendants. The class action plaintiffs are Lincoln Adair, Antique Prints, Ltd., and Martha Seamons, on behalf of themselves and all other similarly situated. The case is pending in the United States District Court for the Southern District of New York. In addition to seeking themselves declared proper plaintiffs and having the case certified as a class action, plaintiffs seek unspecified monetary damages. Plaintiffs complaint alleges claims under the federal securities laws for alleged misrepresentations and omissions in connection with purchases of securities. The Company disputes the allegations made in the complaint and intends to vigorously defend itself.

Item 16.  Exhibits.

        3.1* Certificate of Incorporation, as amended, of the Company. Filed as Exhibit 3.1 to the Registration Statement on Form SB-2 (No. 333-5570-LA), and incorporated herein by reference.

        3.2* Bylaws of the Company. Filed as Exhibit 3.2 to the Registration Statement on Form SB-2 (No. 333-5570-LA), and incorporated herein by reference.

        4.5* Underwriter's Warrant Agreement for Shares entered into between the Company and First Cambridge Securities Corporation dated as of November 20, 1996. Filed as Exhibit 4.5 to the Registration Statement on Form SB-2 (No. 333-5570-LA), and incorporated herein by reference.

        4.6* Underwriter's Warrant Agreement for Warrants entered into between the Company and First Cambridge Securities Corporation dated as of November 20, 1996. Filed as Exhibit 4.6 to the Registration Statement on Form SB-2 (No. 333-5570-LA), and incorporated herein by reference.

        4.7* Warrant Agreement entered into between the Company and American Stock Transfer & Trust Company dated as of November 12, 1996. Filed as Exhibit 4.7 to the Registration Statement on Form SB-2 as amended (No. 333-5570-LA), and incorporated herein by reference.

        5.1 Opinion of Stradling, Yocca, Carlson & Rauth, a Professional Corporation.

        16.1* Letter on change in certifying accountant. Filed as Exhibit 16.1 to the Company's Form 8-K filed on October 7, 1997, and incorporated herein by reference.

        23.1 Consent of Stradling, Yocca, Carlson & Rauth, a Professional Corporation (included in Exhibit 5.1).

        23.2    Consent of Ernst & Young LLP.

        23.3    Consent of Deloitte & Touche LLP.

        24.1 Power of Attorney (included on the signature page to the Registration Statement - see page II-3).

----------------
* Previously Filed

Item 17.  Undertakings.

        (a)    The undersigned registrant hereby undertakes:

               (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

                      (iii) Include any additional or changed information on the plan of distribution.

               (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be deemed the initial bona fide offering.

               (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

        (e) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Newport Beach, State of California, on the 15th day of December, 1997.

                                       BRISTOL RETAIL SOLUTIONS, INC.

                                       By: /s/ Richard H. Walker
                                           ------------------------------------
                                           Richard H. Walker
                                           President and Chief Executive Officer

                                POWER OF ATTORNEY

        We, the undersigned officers and directors of Bristol Retail Solutions, Inc., do hereby constitute and appoint Richard H. Walker and Roger T. Monaco or either of them, our true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite are necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorney-in-fact and agents, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

             Signature                       Title                         Date
             ---------                       -----                         ----
/s/ Richard H. Walker            Chief Executive Officer,             December 15, 1997
-----------------------------    President and Director
Richard H. Walker                (principal executive officer)



/s/ Roger T. Monaco              Senior Vice President and            December 15, 1997
-----------------------------    Chief Financial Officer
Roger T. Monaco                  (principal financial and
                                 accounting officer)


/s/ Paul Spindler                Chairman of the Board of             December 15, 1997
-----------------------------    Directors, Executive Vice
Paul Spindler                    President and Secretary



/s/ Lawrence Cohen*              Vice Chairman of the Board of        December 15, 1997
-----------------------------    Directors
Lawrence Cohen



/s/ Jack Borsting, Ph.D.*        Director                             December 15, 1997
-----------------------------
Jack Borsting, Ph.D.



                                 Director
-----------------------------
Thomas Lutri, M.D.



*By /s/ Richard H. Walker
    -------------------------
    Richard H. Walker
    Attorney-in-Fact

                                  EXHIBIT INDEX



       Exhibit
       Number                                Description
       -------                               -----------
        3.1*    Certificate of Incorporation, as amended, of the Company. Filed as Exhibit 3.1 to the Registration Statement on Form SB-2 (No.
                333-5570-LA), and incorporated herein by reference.

        3.2*    Bylaws of the Company. Filed as Exhibit 3.2 to the Registration
                Statement on Form SB-2 (No. 333-5570-LA), and incorporated herein by reference.

        4.5* Underwriter's Warrant Agreement for Shares entered into between the Company and First Cambridge Securities Corporation dated as of November 20, 1996. Filed as Exhibit 4.5 to the Registration
                Statement on Form SB-2 (No. 333-5570-LA), and incorporated herein by reference.

        4.6* Underwriter's Warrant Agreement for Warrants entered into between the Company and First Cambridge Securities Corporation dated as of November 20, 1996. Filed as Exhibit 4.6 to the Registration Statement on Form SB-2 (No. 333-5570-LA), and incorporated herein by reference.

        4.7*    Warrant Agreement entered into between the Company and American
                Stock Transfer & Trust Company dated as of November 12, 1996.
                Filed as Exhibit 4.7 to the Registration Statement on Form SB-2 as amended (No. 333-5570-LA), and incorporated herein by reference.

        5.1     Opinion of Stradling, Yocca, Carlson & Rauth, a Professional
                Corporation.

        16.1* Letter on change in certifying accountant. Filed as Exhibit 16.1 to the Company's Form 8-K filed on October 7, 1997, and incorporated herein by reference.

        23.1    Consent of Stradling, Yocca, Carlson & Rauth, a Professional
                Corporation (included in Exhibit 5.1).

        23.2    Consent of Ernst & Young LLP.

        23.3    Consent of Deloitte & Touche LLP.

        24.1 Power of Attorney (included on the signature page to the Registration Statement - see page II-3).

------------------------

*  Previously filed.